Exhibit 99.1

RBB Bancorp Reports Fourth Quarter and Fiscal Year 2023 Earnings

Los Angeles, CA, January 23, 2024 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (the “Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter and fiscal year ended December 31, 2023.

Fourth Quarter 2023 Highlights

●	Net income increased to $12.1 million, or $0.64 diluted earnings per share, up from $8.5 million, or $0.45 diluted earnings per share for the third quarter.
●	Return on average assets increased to 1.20%, up from 0.83% for the third quarter.
●	Return on average common equity of 9.48% and return on average tangible common equity (1) of 11.12%, up from 6.66% and 7.82% for the third quarter.
●	Recognized a $5.0 million Community Development Financial Institution Equitable Recovery Program award.
●	Redeemed $55.0 million of 6.18% subordinated notes at par on December 1, 2023.
●	Repurchased 396,374 shares for $6.7 million during the fourth quarter.
●	Nonperforming loans decreased to $31.6 million from $40.1 million at the end of the third quarter.
●	Allowance for loan losses to loans held for investment increased to 1.38%, up from 1.36% at the end of the third quarter.
●	Book value and tangible book value (1) per share increased to $27.47 and $23.48, up from $26.45 and $22.53 per share at end of the third quarter.

The Company reported net income of $12.1 million, or $0.64 diluted earnings per share, for the quarter ended December 31, 2023, compared to net income of $8.5 million, or $0.45 diluted earnings per share, for the quarter ended September 30, 2023. Net income for the year ended December 31, 2023 totaled $42.5 million, or $2.24 diluted earnings per share, compared to net income of $64.3 million, or $3.33 diluted earnings per share, for the year ended December 31, 2022. The results for the fourth quarter and year ended December 31, 2023 included a Community Development Financial Institution (“CDFI”) Equitable Recovery Program (“ERP”) award of $5.0 million on a pre-tax basis; there was no similar income included in the other periods presented.

“We undertook several initiatives in 2023 to position the Company for the future,” said David Morris, CEO of RBB Bancorp. “We strengthened our management team by adding respected senior executives and restructured our operations in order to improve the management of our national banking franchise.  We addressed regulatory concerns by adopting enhanced corporate governance policies and reconstituting our Board of Directors.  Additionally, we increased liquidity and mitigated balance sheet risk by strategically exiting certain higher risk lending relationships and reducing our loan to deposit ratio.”

Mr. Morris continued, “While some of these actions had a negative impact on our short-term results, we are confident that they will drive long-term shareholder value and have positioned the Company for improved profitability in a variety of economic environments.”

“The changes implemented by management and the Board of Directors are intended to enhance shareholder value,” said Dr. James Kao, Chairman of the Company. “The Board of Directors appreciates the efforts of all RBB employees and their commitment to providing exceptional financial services to the Asian-American community.”

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income was $25.7 million for the fourth quarter of 2023, compared to $27.6 million for the third quarter of 2023. The $1.9 million decrease in net interest income was primarily due to higher interest expense of $1.2 million and lower interest income of $731,000. The increase in interest expense was due to an increase in the average rate paid on interest-bearing liabilities, offset by lower average balances of interest-bearing liabilities. The decrease in interest income was due to lower average balances of loans and securities, offset by higher average balances for Federal funds sold, cash equivalents & other and a higher yield on this earning asset category.

Net interest margin was 2.73% for the fourth quarter of 2023, a decrease of 14 basis points from 2.87% in the third quarter of 2023 primarily due to a 20 basis point increase in the average rate paid on interest-bearing liabilities, partially offset by a 4 basis point increase in the average yield earned on interest-earning assets. The higher overall funding costs were due mostly to a 25 basis point increase in the average cost of interest-bearing deposits to 4.08% in the fourth quarter of 2023 from 3.83% in the third quarter of 2023. The cost of interest-bearing deposits increased due to increasing market rates and peer bank deposit competition.

The Company redeemed all $55.0 million of its outstanding 6.18% fixed-to-floating rate subordinated notes on December 1, 2023 at par. The subordinated notes had an original maturity date of December 1, 2028 and an effective interest rate of 6.18% as of their redemption date.

Provision for Credit Losses

The Company recorded a reversal of its provision for credit losses of $431,000 for the fourth quarter of 2023 compared to a $1.4 million provision in the third quarter. The $1.8 million decrease in the provision for credit losses was primarily due to lower net charge-offs in the fourth quarter compared to the third quarter and the impact of improved credit quality coupled with lower total loans at the end of the fourth quarter. Total net charge-offs were $109,000 for the fourth quarter of 2023 compared to net charge-offs of $2.2 million in the prior quarter.

Noninterest Income

Noninterest income was $7.4 million for the fourth quarter of 2023, an increase of $4.6 million from $2.8 million in the third quarter of 2023. The increase was primarily driven by $5.0 million of income recognized from the CDFI ERP award, partially offset by lower net gains on the sale of other real estate owned of $247,000 and loans of $96,000.

Noninterest Expense

Noninterest expense for the fourth quarter of 2023 was $16.4 million, compared to $16.9 million for the third quarter of 2023. The $483,000 decrease was primarily due to lower salaries and employee benefits expenses of $884,000 related to lower taxes and incentives expense, partially offset by higher insurance and regulatory assessments of $392,000 due to the timing of such assessment notifications, and higher legal and other professional fees of $269,000. The annualized operating expense ratio for the fourth quarter of 2023 was 1.63%, down from 1.65% for the third quarter of 2023.

Income Taxes

The effective tax rate was 29.4% for the fourth quarter of 2023, and 29.9% for the third quarter of 2023.

Balance Sheet

At December 31, 2023, total assets were $4.03 billion, a $43.3 million decrease compared to September 30, 2023, and a $107.0 million increase compared to December 31, 2022.

Loan and Securities Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $3.0 billion as of December 31, 2023, a decrease of $89.1 million from September 30, 2023. The decrease from September 30, 2023 was primarily due to a $78.3 million decrease in construction and land development loans, a $17.5 million decrease in single-family residential mortgages, and a $1.0 million decrease in other loans, partially offset by a $3.6 million increase in commercial real estate loans, a $2.4 million increase in commercial and industrial loans, and a $1.7 million increase in Small Business Administration (“SBA”) loans. During 2023, management strategically decreased loans and strengthened the Company's liquidity position which also resulted in a lower loan to deposit ratio. The loan to deposit ratio ended 2023 at 94.2% compared to 97.6% at September 30, 2023 and 110.7% at December 31, 2022.

As of December 31, 2023, available-for-sale securities totaled $319.0 million, including $271.0 million of available-for-sale securities maturing in over 12 months. As of December 31, 2023, gross unrealized losses totaled $28.1 million on available-for-sale securities, a $9.0 million decrease due to changes in market interest rates, compared to gross unrealized losses of $37.1 million as of September 30, 2023.

Liquidity and Deposits

Total deposits were $3.2 billion as of December 31, 2023, a $20.7 million, or 0.7%, increase compared to September 30, 2023. This increase was due to a $53.5 million increase in interest-bearing deposits and a $32.8 million decrease in noninterest-bearing demand deposits. The increase in interest-bearing deposits included higher non-maturity deposits of $24.7 million and higher time deposits of $28.8 million. The increase in time deposits, included a $20.4 million decrease in wholesale deposits (brokered deposits and collateralized State of California CD's), which totaled $338.1 million at December 31, 2023, and $358.5 million at September 30, 2023.

As of December 31, 2023, the Company had $431.4 million in cash and due from banks, an increase of $100.6 million, or 30.4%, compared to September 30, 2023. In addition to this cash liquidity, the Company had secondary sources of liquidity that totaled $1.2 billion at December 31, 2023. As of December 31, 2023, the Company's cash balances and secondary sources of liquidity represented 123% of total uninsured deposits.

Credit Quality

Nonperforming assets totaled $31.6 million, or 0.79% of total assets, at December 31, 2023, compared to $40.4 million, or 0.99% of total assets, at September 30, 2023. The $8.8 million decrease in nonperforming assets was due to the payoff of a $9.8 million non-accrual loan, the sale of one other real estate owned property that had a carrying value of $284,000, and non-accrual loan charge-offs of $150,000. These decreases were partially offset by loans placed on non-accrual status of $1.8 million, consisting primarily of single-family residential mortgages.

Special mention loans totaled $32.8 million, or 1.08% of total loans, at December 31, 2023, compared to $31.2 million, or 1.00% of total loans, at September 30, 2023. The increase was due to additional special mention loans of $4.4 million, consisting primarily of commercial and industrial loans, partially offset by loan paydowns of $2.7 million.

Substandard loans totaled $61.1 million, or 2.01% of total loans, at December 31, 2023, compared to $71.4 million, or 2.29% of total loans, at September 30, 2023. The $10.3 million decrease was due to loan paydowns of $11.0 million and upgrades to pass loans of $1.5 million, partially offset by additional substandard loans of $2.2 million, consisting primarily of single-family residential mortgages.

30-89 day delinquent loans, excluding non-accrual loans, decreased $2.9 million to $16.8 million as of December 31, 2023 compared to $19.7 million as of September 30, 2023. The decrease in past due loans was due to $17.1 million in loans that migrated back to past due for less than 30 days, consisting primarily of commercial real estate loans, $918,000 in loans that converted to non-accrual status, and $218,000 in loan payoffs or paydowns, partially offset by $15.5 million in new delinquent loans.

As of December 31, 2023, the allowance for credit losses totaled $42.5 million and was comprised of an allowance for loan losses of $41.9 million and a reserve for unfunded commitments of $640,000. This compares to the allowance for credit losses of $43.1 million comprised of an allowance for loan losses of $42.4 million and a reserve for unfunded commitments of $654,000 at September 30, 2023. The $540,000 decrease in the allowance for credit losses during the fourth quarter of 2023 was due to net charge-offs of $109,000 and a negative provision for credit losses of $431,000. The allowance for loan losses as a percentage of loans held for investment was 1.38% at December 31, 2023, compared to 1.36% at September 30, 2023. The allowance for loan losses as a percentage of nonperforming loans was 133% at December 31, 2023, an increase from 106% at September 30, 2023.

Shareholders' Equity and Capital Actions

At December 31, 2023, total shareholders' equity was $511.3 million, an $8.7 million increase compared to September 30, 2023, and a $26.7 million increase compared to December 31, 2022. The increase in shareholders' equity for the fourth quarter was due to net earnings of $12.1 million, lower net unrealized losses of $6.2 million, offset by dividends paid of $3.0 million and share repurchases totaling $6.7 million. As a result, book value per share increased to $27.47 from $26.45 and tangible book value per share increased to $23.48 from $22.53.

On January 18, 2024, the Company announced the Board of Directors had declared a common stock cash dividend of $0.16 per share, payable on February 9, 2024 to shareholders of record on January 31, 2024.

On June 14, 2022, the Board of Directors authorized the repurchase of up to 500,000 shares of common stock, of which 36,750 shares were available as of December 31, 2023. The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Securities and Exchange Commission (“SEC”) Rules 10b5-1 and 10b-8. The Company repurchased 396,374 shares at a weighted average share price of $17.02 during the fourth quarter of 2023.

Corporate Governance and Regulatory Updates

The Company is providing the following update on various corporate governance and regulatory matters previously reported:

●	Since May 2022, the Boards of Directors of the Company and the Bank have taken several actions to enhance the Company’s corporate governance and oversight:
o

In late 2022 and early 2023, the Company’s Board of Directors adopted new corporate governance policies and standards which include enhanced director independence standards, an independent Board chair, updated board committee charters and an amended and restated code of ethics.

o

Since May 2022, 6 new directors have been added to the Boards of Directors of the Company and the Bank.  These new directors have extensive regulatory, executive leadership, wealth management, risk management, and community banking experience.  Nine out of the ten (10) current directors of the Company are classified as ‘independent directors’.

o

During 2023, the Boards of Directors of the Company and the Bank took certain actions to strengthen the Company’s management team, including hiring a President / Chief Banking Officer, Chief Financial Officer, Chief Administrative Officer, SBA Manager, Deputy Chief Risk Officer/BSA Officer, and an East Coast head of branch banking.

●

The Bank entered into a Consent Order (the “Consent Order”) with the Federal Deposit Insurance Corporation (the “FDIC”) and the California Department of Financial Protection and Innovation (the “DFPI”) on October 25, 2023.  The Consent Order requires the Bank to take certain actions with respect to its Anti-Money Laundering/Countering the Financing of Terrorism (“AML/CFT”) compliance program and to correct certain alleged violations of the Bank Secrecy Act (“BSA”) program. The Bank was proactive in addressing the items identified in the Consent Order prior to entering into the Consent Order, taking the actions described in its Current Report on Form 8-K filed with the SEC on October 31, 2023.  As of December 31, 2023, the Bank believes it has addressed all of the deficiencies identified in the Consent Order, although there can be no guarantee that additional measures will not be required until the FDIC and the DFPI have reexamined and retested the Bank’s AML/CFT policies and procedures to the FDIC’s and the DFPI’s satisfaction, the timing of which is uncertain.

●

As reported in connection with the Company’s second quarter 2023 earnings release, the Company was voluntarily responding to informal requests from the SEC's Division of Enforcement for information regarding, among other things, certain Company policies and procedures, certain Company expenditures, certain former officers and directors, their roles and relationships, and the circumstances relating to and surrounding their departures, including potential violations of laws and/or regulations. The SEC subsequently notified the Company that the SEC has concluded its inquiry with respect to the Company without any enforcement action against the Company.

The Company’s Board of Directors remains committed to continuing to evaluate and, where necessary or appropriate, further enhancing the Company’s corporate governance and oversight to ensure the Company’s governance structure aligns with its business operations and corporate strategy, as well as regulatory and investor expectations.

Contact: Lynn Hopkins, Interim Chief Financial Officer
(213) 716-8066
lhopkins@rbbusa.com

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of December 31, 2023, the Company had total assets of $4.0 billion. Its wholly-owned subsidiary, the Bank, is a full service commercial bank, which provides business banking services to the Asian communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, January 23, 2024, to discuss the Company’s fourth quarter 2023 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 885254, conference ID RBBQ423. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 49681, approximately one hour after the conclusion of the call and will remain available through February 6, 2024.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, the Bank’s ability to comply with the requirements of the Consent Order we have entered into with the FDIC and the DFPI and the possibility that we may be required to incur additional expenses or be subject to additional regulatory action, if we are unable to timely and satisfactorily comply with the consent order; the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the potential for additional material weaknesses in the Company’s internal controls over financial reporting or other potential control deficiencies of which the Company is not currently aware or which have not been detected; business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the U.S. federal budget or debt or turbulence or uncertainly in domestic of foreign financial markets; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; our ability to attract and retain deposits and access other sources of liquidity; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; the transition away from the London Interbank Offering Rate (LIBOR) and related uncertainty as well as the risks and costs related to our adopted alternative reference rate, including the Secured Overnight Financing Rate (SOFR); risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires; or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, including the conflicts between Russia and Ukraine and in the Middle East, which could impact business and economic conditions in the United States and abroad; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; adverse results in legal proceedings; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of future or recent changes in FDIC insurance assessment rate of the rules and regulations related to the calculation of the FDIC insurance assessment amount; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including Accounting Standards Update 2016-13 (Topic 326, “Measurement of Current Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses Model, which changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; market disruption and volatility; fluctuations in the Company’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuances of preferred stock; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and DFPI; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K and Form 10-K/A for the year ended December 31, 2022, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 31,	September 30,	December 31,
	2023	2023	2022
Assets
Cash and due from banks	$431,373	$330,791	$83,548
Interest-bearing deposits in other financial institutions	600	600	600
Investment securities available for sale	318,961	354,378	256,830
Investment securities held to maturity	5,209	5,214	5,729
Mortgage loans held for sale	1,911	62	—
Loans held for investment	3,031,861	3,120,952	3,336,449
Allowance for loan losses	(41,903)	(42,430)	(41,076)
Net loans held for investment	2,989,958	3,078,522	3,295,373
Premises and equipment, net	25,684	26,134	27,009
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000
Cash surrender value of bank owned life insurance	58,719	58,346	57,310
Goodwill	71,498	71,498	71,498
Servicing assets	8,110	8,439	9,521
Core deposit intangibles	2,795	3,010	3,718
Right-of-use assets	29,803	29,949	25,447
Accrued interest and other assets	66,404	87,411	67,475
Total assets	$4,026,025	$4,069,354	$3,919,058
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$539,621	$572,393	$798,741
Savings, NOW and money market accounts	632,729	608,020	615,339
Time deposits, $250,000 and under	1,190,821	1,237,831	837,369
Time deposits, greater than $250,000	811,589	735,828	726,234
Total deposits	3,174,760	3,154,072	2,977,683
FHLB advances	150,000	150,000	220,000
Long-term debt, net of issuance costs	119,147	174,019	173,585
Subordinated debentures	14,938	14,884	14,720
Lease liabilities - operating leases	31,191	31,265	26,523
Accrued interest and other liabilities	24,729	42,603	21,984
Total liabilities	3,514,765	3,566,843	3,434,495
Shareholders' equity:
Shareholders' equity	530,700	528,200	506,156
Non-controlling interest	72	72	72
Accumulated other comprehensive loss, net of tax	(19,512)	(25,761)	(21,665)
Total shareholders' equity	511,260	502,511	484,563
Total liabilities and shareholders’ equity	$4,026,025	$4,069,354	$3,919,058

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended
	December 31, 2023	September 30, 2023	December 31, 2022
Interest and dividend income:
Interest and fees on loans	$45,895	$47,617	$49,468
Interest on interest-bearing deposits	4,650	3,193	697
Interest on investment securities	3,706	4,211	1,874
Dividend income on FHLB stock	312	290	265
Interest on federal funds sold and other	269	252	347
Total interest income	54,832	55,563	52,651
Interest expense:
Interest on savings deposits, NOW and money market accounts	4,026	3,106	2,471
Interest on time deposits	22,413	21,849	7,798
Interest on subordinated debentures and long-term debt	2,284	2,579	2,491
Interest on other borrowed funds	440	440	898
Total interest expense	29,163	27,974	13,658
Net interest income before (reversal)/provision for credit losses	25,669	27,589	38,993
(Reversal)/provision for credit losses	(431)	1,399	1,887
Net interest income after (reversal)/provision for credit losses	26,100	26,190	37,106
Noninterest income:
Service charges and fees	972	1,057	940
Gain on sale of loans	116	212	112
Loan servicing fees, net of amortization	616	623	581
Increase in cash surrender value of life insurance	374	356	335
(Loss)/gain on sale of other real estate owned	(57)	190	—
Other income	5,373	332	384
Total noninterest income	7,394	2,770	2,352
Noninterest expense:
Salaries and employee benefits	8,860	9,744	6,930
Occupancy and equipment expenses	2,387	2,414	2,364
Data processing	1,357	1,315	1,203
Legal and professional	1,291	1,022	1,045
Office expenses	349	437	405
Marketing and business promotion	241	340	406
Insurance and regulatory assessments	1,122	730	489
Core deposit premium	215	236	253
Other expenses	571	638	1,061
Total noninterest expense	16,393	16,876	14,156
Income before income taxes	17,101	12,084	25,302
Income tax expense	5,028	3,611	7,721
Net income	$12,073	$8,473	$17,581

Net income per share
Basic	$0.64	$0.45	$0.93
Diluted	$0.64	$0.45	$0.92
Cash dividends declared per common share	$0.16	$0.16	$0.14
Weighted-average common shares outstanding
Basic	18,938,005	18,995,303	18,971,250
Diluted	18,948,087	18,997,304	19,086,586

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share data)

	For the Year Ended
	December 31, 2023	December 31, 2022
Interest and dividend income:
Interest and fees on loans	$194,264	$171,099
Interest on interest-earning deposits	10,746	1,353
Interest on investment securities	14,028	6,084
Dividend income on FHLB stock	1,125	938
Interest on federal funds sold and other	985	1,496
Total interest income	221,148	180,970
Interest expense:
Interest on savings deposits, NOW and money market accounts	12,205	5,561
Interest on time deposits	76,837	13,338
Interest on subordinated debentures and long-term debt	9,951	9,645
Interest on other borrowed funds	2,869	2,872
Total interest expense	101,862	31,416
Net interest income before provision for credit losses	119,286	149,554
Provision for credit losses	3,362	4,935
Net interest income after provision for credit losses	115,924	144,619
Noninterest income:
Service charges and fees	4,172	4,145
Gain on sale of loans	374	1,895
Loan servicing fees, net of amortization	2,576	2,209
Increase in cash surrender value of life insurance	1,410	1,322
Gain on sale of fixed assets	32	757
Gain on sale of other real estate owned	134	—
Other income	6,320	924
Total noninterest income	15,018	11,252
Noninterest expense:
Salaries and employee benefits	37,795	35,488
Occupancy and equipment expenses	9,629	9,092
Data processing	5,326	5,060
Legal and professional	8,198	5,383
Office expenses	1,512	1,438
Marketing and business promotion	1,132	1,578
Insurance and regulatory assessments	3,165	1,850
Core deposit premium	923	1,086
Other expenses	3,016	3,551
Total noninterest expense	70,696	64,526
Income before income taxes	60,246	91,345
Income tax expense	17,781	27,018
Net income	$42,465	$64,327

Net income per share
Basic	$2.24	$3.37
Diluted	$2.24	$3.33
Cash Dividends declared per common share	$0.64	$0.56
Weighted-average common shares outstanding
Basic	18,978,075	19,099,509
Diluted	18,997,265	19,332,639

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Federal funds sold, cash equivalents & other (1)	$348,940	$5,231	5.95%	$285,484	$3,735	5.19%	$94,932	$1,310	5.47%
Securities
Available for sale (2)	329,426	3,684	4.44%	369,459	4,187	4.50%	245,348	1,847	2.99%
Held to maturity (2)	5,212	46	3.50%	5,385	48	3.54%	5,733	50	3.46%
Mortgage loans held for sale	1,609	29	7.15%	739	13	6.98%	192	3	6.20%
Loans held for investment: (3)
Real estate	2,870,227	41,950	5.80%	2,968,246	43,583	5.83%	3,006,293	43,864	5.79%
Commercial	183,396	3,916	8.47%	187,140	4,021	8.52%	280,326	5,601	7.93%
Total loans held for investment	3,053,623	45,866	5.96%	3,155,386	47,604	5.99%	3,286,619	49,465	5.97%
Total interest-earning assets	3,738,810	$54,856	5.82%	3,816,453	$55,587	5.78%	3,632,824	$52,675	5.75%
Total noninterest-earning assets	253,386			250,083			247,589
Total average assets	$3,992,196			$4,066,536			$3,880,413

Interest-bearing liabilities
NOW	$54,378	$214	1.56%	$55,325	$201	1.44%	$67,854	$77	0.45%
Money Market	422,582	3,252	3.05%	403,300	2,656	2.61%	561,575	2,337	1.65%
Saving deposits	148,354	560	1.50%	123,709	249	0.80%	136,623	57	0.17%
Time deposits, $250,000 and under	1,162,014	13,244	4.52%	1,285,320	14,090	4.35%	716,476	3,884	2.15%
Time deposits, greater than $250,000	781,833	9,169	4.65%	717,026	7,759	4.29%	631,897	3,914	2.46%
Total interest-bearing deposits	2,569,161	26,439	4.08%	2,584,680	24,955	3.83%	2,114,425	10,269	1.93%
FHLB advances	150,000	440	1.16%	150,000	440	1.16%	196,304	898	1.81%
Long-term debt	155,536	1,895	4.83%	173,923	2,194	5.00%	173,491	2,194	5.02%
Subordinated debentures	14,902	389	10.36%	14,848	385	10.29%	14,684	297	8.02%
Total interest-bearing liabilities	2,889,599	29,163	4.00%	2,923,451	27,974	3.80%	2,498,904	13,658	2.17%
Noninterest-bearing liabilities
Noninterest-bearing deposits	535,554			571,371			856,917
Other noninterest-bearing liabilities	61,858			67,282			46,628
Total noninterest-bearing liabilities	597,412			638,653			903,545
Shareholders' equity	505,184			504,432			477,964
Total liabilities and shareholders' equity	$3,992,195			$4,066,536			$3,880,413
Net interest income / interest rate spreads		$25,693	1.82%		$27,613	1.98%		$39,017	3.58%
Net interest margin			2.73%			2.87%			4.26%

Total cost of deposits	$3,104,715	$26,439	3.38%	$3,156,051	$24,955	3.14%	$2,971,342	$10,269	1.37%
Total cost of funds	$3,425,153	$29,163	3.38%	$3,494,822	$27,974	3.18%	$3,355,821	$13,658	1.61%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include non-accrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Year Ended
	December 31, 2023			December 31, 2022
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Federal funds sold, cash equivalents & other (1)	$231,851	$12,857	5.55%	$276,923	$3,787	1.37%
Securities
Available for sale (2)	331,357	13,928	4.20%	338,437	5,973	1.76%
Held to maturity (2)	5,509	198	3.59%	5,865	208	3.55%
Mortgage loans held for sale	627	46	7.34%	1,263	66	5.23%
Loans held for investment: (3)
Real estate	2,998,250	176,740	5.89%	2,774,348	151,164	5.45%
Commercial	206,748	17,478	8.45%	322,438	19,869	6.16%
Total loans held for investment	3,204,998	194,218	6.06%	3,096,786	171,033	5.52%
Total interest-earning assets	3,774,342	$221,247	5.86%	3,719,274	$181,067	4.87%
Total noninterest-earning assets	246,981			244,894
Total average assets	$4,021,323			$3,964,168

Interest-bearing liabilities
NOW	$58,191	$725	1.25%	$73,335	$262	0.36%
Money Market	429,102	10,566	2.46%	631,094	5,114	0.81%
Saving deposits	126,062	915	0.73%	144,409	185	0.13%
Time deposits, $250,000 and under	1,146,513	47,150	4.11%	609,464	6,583	1.08%
Time deposits, greater than $250,000	742,839	29,687	4.00%	565,059	6,755	1.20%
Total interest-bearing deposits	2,502,707	89,043	3.56%	2,023,361	18,899	0.93%
FHLB advances	172,219	2,869	1.67%	192,438	2,872	1.49%
Long-term debt	169,182	8,478	5.01%	173,275	8,777	5.07%
Subordinated debentures	14,821	1,474	9.95%	14,603	868	5.94%
Total interest-bearing liabilities	2,858,929	101,864	3.56%	2,403,677	31,416	1.31%
Noninterest-bearing liabilities
Noninterest-bearing deposits	602,291			1,050,063
Other noninterest-bearing liabilities	59,561			39,647
Total noninterest-bearing liabilities	661,852			1,089,710
Shareholders' equity	500,540			470,781
Total liabilities and shareholders' equity	$4,021,321			$3,964,168
Net interest income / interest rate spreads		$119,383	2.30%		$149,651	3.56%
Net interest margin			3.16%			4.02%

Total cost of deposits	$3,104,998	$89,043	2.87%	$3,073,424	$18,899	0.61%
Total cost of funds	$3,461,220	$101,864	2.94%	$3,453,740	$31,416	0.91%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include non-accrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Three Months Ended			For the Year Ended December 31,
	December 31,	September 30,	December 31,
	2023	2023	2022	2023	2022
Per share data (common stock)
Book value	$27.47	$26.45	$25.55	$27.47	$25.55
Tangible book value (1)	$23.48	$22.53	$21.58	$23.48	$21.58
Performance ratios
Return on average assets, annualized	1.20%	0.83%	1.80%	1.06%	1.62%
Return on average shareholders' equity, annualized	9.48%	6.66%	14.59%	8.48%	13.66%
Return on average tangible common equity, annualized (1)	11.12%	7.82%	17.33%	9.97%	16.26%
Noninterest income to average assets, annualized	0.73%	0.27%	0.24%	0.37%	0.28%
Noninterest expense to average assets, annualized	1.63%	1.65%	1.45%	1.76%	1.63%
Yield on average earning assets	5.82%	5.78%	5.75%	5.86%	4.87%
Yield on average loans	5.96%	5.99%	5.97%	6.06%	5.52%
Cost of average total deposits (2)	3.38%	3.14%	1.37%	2.87%	0.61%
Cost of average interest-bearing deposits	4.08%	3.83%	1.93%	3.56%	0.93%
Cost of average interest-bearing liabilities	4.00%	3.80%	2.17%	3.56%	1.31%
Net interest spread	1.82%	1.98%	3.58%	2.30%	3.56%
Net interest margin	2.73%	2.87%	4.26%	3.16%	4.02%
Efficiency ratio (3)	49.58%	55.59%	34.24%	52.64%	40.13%
Operating expense ratio, annualized	1.63%	1.65%	1.45%	1.76%	1.63%
Common stock dividend payout ratio	25.00%	35.56%	15.05%	28.57%	16.62%

(1)	Non-GAAP measure. See Non–GAAP reconciliations set forth at the end of this press release.
(2)	Total deposits include non-interest bearing deposits and interest-bearing deposits.
(3)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	At or for the quarter ended
	December 31,	September 30,	December 31,
	2023	2023	2022
Credit Quality Data:
Loans 30-89 days past due	$16,803	$19,662	$15,249
Loans 30-89 days past due to total loans	0.55%	0.63%	0.46%
Nonperforming loans	$31,619	$40,146	$23,523
Nonperforming loans to total loans	1.04%	1.29%	0.71%
Nonperforming assets	$31,619	$40,430	$24,100
Nonperforming assets to total assets	0.79%	0.99%	0.61%
Special mention loans	$32,842	$31,212	$42,212
Special mention loans to total loans	1.08%	1.00%	1.27%
Substandard loans	$61,091	$71,401	$61,966
Substandard loans to total loans	2.01%	2.29%	1.86%
Allowance for loan losses to total loans	1.38%	1.36%	1.23%
Allowance for loan losses to nonperforming loans	132.52%	105.69%	174.62%
Net charge-offs	$109	$2,206	$85
Net charge-offs to average loans	0.01%	0.28%	0.01%

Capital ratios (1)
Tangible common equity to tangible assets (2)	11.06%	10.71%	10.65%
Tier 1 leverage ratio	11.99%	11.68%	11.67%
Tier 1 common capital to risk-weighted assets	19.07%	17.65%	16.03%
Tier 1 capital to risk-weighted assets	19.69%	18.22%	16.58%
Total capital to risk-weighted assets	25.92%	26.24%	24.27%

(1)	December 31, 2023 capital ratios are preliminary.
(2)	Non-GAAP measure. See Non-GAAP reconciliations set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of December 31, 2023		As of September 30, 2023		As of December 31, 2022
(dollars in thousands)	$	%	$	%	$	%
Loans:
Commercial and industrial	$130,096	4.3%	$127,655	4.1%	$201,223	6.0%
SBA	52,074	1.7%	50,420	1.6%	61,411	1.9%
Construction and land development	181,469	6.0%	259,778	8.3%	276,876	8.3%
Commercial real estate (1)	1,167,857	38.5%	1,164,210	37.3%	1,312,132	39.3%
Single-family residential mortgages	1,487,796	49.1%	1,505,307	48.2%	1,464,108	43.9%
Other loans	12,569	0.4%	13,582	0.5%	20,699	0.6%
Total loans (2)	$3,031,861	100.0%	$3,120,952	100.0%	$3,336,449	100.0%
Allowance for credit losses	(41,903)		(42,430)		(41,076)
Total loans, net	$2,989,958		$3,078,522		$3,295,373

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs of $542, $384, and ($521) as of December 31, 2023, September 30, 2023, and December 31, 2022, respectively.

Non-GAAP Reconciliations

Tangible Book Value Reconciliations

The tangible book value per share is a non-GAAP disclosure. Management measures the tangible book value per share to assess the Company’s capital strength and business performance and believes these are helpful to investors as additional tool for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2023, September 30, 2023, and December 31, 2022.

(dollars in thousands, except share and per share data)	December 31, 2023	September 30, 2023	December 31, 2022
Tangible common equity:
Total shareholders' equity	$511,260	$502,511	$484,563
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(2,795)	(3,010)	(3,718)
Tangible common equity	$436,967	$428,003	$409,347
Tangible assets:
Total assets-GAAP	$4,026,025	$4,069,354	$3,919,058
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(2,795)	(3,010)	(3,718)
Tangible assets	$3,951,732	$3,994,846	$3,843,842
Common shares outstanding	18,609,179	18,995,303	18,965,776
Common equity to assets ratio	12.70%	12.35%	12.36%
Tangible common equity to tangible assets ratio	11.06%	10.71%	10.65%
Book value per share	$27.47	$26.45	$25.55
Tangible book value per share	$23.48	$22.53	$21.58

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes these are helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights), and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands)	2023	2022	2023	2022
Net income available to common shareholders	$12,073	$17,581	$42,465	$64,327
Average shareholders' equity	505,184	477,964	500,540	470,781
Adjustments:
Goodwill	(71,498)	(71,498)	(71,498)	(70,948)
Core deposit intangible	(2,935)	(3,882)	(3,282)	(4,131)
Adjusted average tangible common equity	$430,751	$402,584	$425,760	$395,702
Return on average common equity	9.48%	14.59%	8.48%	13.66%
Return on average tangible common equity	11.12%	17.33%	9.97%	16.26%